Exhibit 99.1

Gaia Reports First Quarter 2023 Results

BOULDER, CO, May 1, 2023 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the first quarter ended March 31, 2023.

“In the first quarter of 2023 we experienced a return to member growth with per customer acquisition costs decreasing over 10% sequentially,” said Jirka Rysavy, Gaia’s CEO. “We have continued to see member growth rates increase during April. During February, we completed a rationalization of personnel and related expenses, returning to pre-COVID levels of operating efficiency with $600,000 annualized gross profit per employee. These reductions combined with other cost-saving efforts are expected to reduce our annualized spending by over $5 million. In April we finalized the technology implementation to launch the Gaia Marketplace, an initiative focused on our existing members to increase our average revenue per member. We look forward to the anticipated launch in July as planned.”

Gaia CFO Paul Tarell commented: “The myriad of improvements we have implemented over the past six months to attract and retain our members have started to become evident with the growth in our member base for the first time in several quarters. We have begun to see the benefits from the cost reduction efforts we implemented in the first quarter and expect the full benefit beginning in June. We continue to focus on growing revenues cost effectively, while also generating cash flows from operations in excess of our reinvestment in content that attracts and retains high lifetime value members.”

First Quarter 2023 Financial Results

Revenues for the first quarter were $19.6 million, a slight sequential increase for the first time in twelve months. Member losses began to subside in the fourth quarter of 2022 and reversed in the first quarter of 2023 during which we added 7,500 members, ending with 766,500 members as of March 31, 2023. Revenues declined 10.1% compared to the year ago quarter, due primarily to the post-COVID subscriber contraction experienced industry-wide during 2022.

Gross profit in the first quarter decreased to $16.9 million compared to $18.9 million in the year-ago quarter because of the decreased revenues. As a result of the exclusive original content we have added over the past 12 months, we have increased viewership on this portion of our content library to over 85% of total viewing time. Gross margins decreased to 85.9% from 86.7% in the year ago quarter primarily due to increased content amortization.

Total operating expenses decreased to $17.9 million from $18.6 million in the year-ago quarter. The first quarter of 2023 includes severances and related expenses incurred as a result of our 20% reduction in staffing that was completed during the period.

Net loss was $1.1 million, or $(0.05) per share, compared to net income of $0.1 million, or $0.01 per share, in the year-ago quarter.

The cash balance as of March 31, 2023, was $10.8 million.

Conference Call

Date: Monday, May 1, 2023

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-877-269-7751

International dial-in number: 1-201-389-0908

Conference ID: 13737459

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 15, 2023.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13737459

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—in four languages (English, Spanish, French and German) to its members in 185 countries. Gaia’s library includes over 10,000 titles, over 85% of which is exclusive to Gaia, and approximately 75% of viewership is generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact are forward looking statements that involve risks and uncertainties. When used in this discussion, we intend the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “target,” “will,” “would” and similar expressions as they relate to us to identify such forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under “Risk Factors” and elsewhere in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2022. Risks and uncertainties that could cause actual results to differ include, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for customer engagement with different modes of entertainment; maintenance and expansion of devise platforms for steaming; fluctuation in customer usage of our service; fluctuations in quarterly operating results; service disruptions; production risks; general economic conditions; future losses; loss of key personnel; price changes; brand reputation; acquisitions; new initiatives we undertake; security and information systems; legal liability for website content; failure of third parties to provide adequate service; future internet-related taxes; our founder’s control of us; litigation; consumer trends; the effect of government regulation and programs; the impact of public health threats, including the coronavirus (COVID-19)

pandemic and our response to it; and other risks and uncertainties included in our filings with the Securities and Exchange Commission. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our views only as of the date of this press release. We undertake no obligation to update any forward-looking information.

Non-GAAP Measures

In addition to disclosing financial results calculated in accordance with United States generally accepted accounting principles (GAAP), the financial information included in this release contains non-GAAP financial measures, including EBITDA and Adjusted EBITDA. These non-GAAP measures should not be considered a substitute for, or superior to, financial measures and results calculated in accordance with GAAP, including net income, and reconciliations to GAAP financial statements should be carefully evaluated.

EBITDA represents net income before interest expense, provision for income taxes, other income, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove acquisition costs, share-based compensation expense and the results of discontinued operations. EBITDA and Adjusted EBITDA do not represent measures of net income, as that term is defined under GAAP, and should not be considered as an alternative to net income or as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.

We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. EBITDA and Adjusted EBITDA are key performance measures management uses to assess Gaia’s operating performance and to facilitate internal comparisons to our historical performance. We believe EBITDA and Adjusted EBITDA are useful metrics to investors, enabling them to better assess Gaia’s operating performance in the context of current period results and provide for better comparability with Gaia’s historically disclosed EBITDA and Adjusted EBITDA, as well as allowing greater transparency with respect to the key metrics used by management in its financial and operational decision-making. Additionally, investors and the analyst community use these non-GAAP financial measures to help them analyze the health of our business.

Company Contact:

Paul Tarell

Chief Financial Officer

Gaia, Inc.

Investors@gaia.com

Investor Relations:

Gateway Group, Inc.

Cody Slach

(949) 574-3860

GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(in thousands, except share and per share data)	2023	2022

ASSETS
Current assets:
Cash	$10,848	$11,562
Accounts receivable	3,499	2,955
Prepaid expenses and other current assets	2,383	2,656
Total current assets	16,730	17,173
Media library, software and equipment, net	51,256	51,115
Right-of-use lease asset, net	6,895	7,093
Real estate, investment and other assets, net	30,806	30,979
Goodwill	31,943	31,943
Total assets	$137,630	$138,303
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$11,512	$12,355
Short-term debt and lease liability	902	894
Deferred revenue	15,555	14,124
Total current liabilities	27,969	27,373
Long-term debt, net	14,919	14,958
Long-term lease liability	6,298	6,489
Deferred taxes	499	499
Total liabilities	49,685	49,319
Total shareholders' equity	87,945	88,984
Total liabilities and shareholders' equity	$137,630	$138,303

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended March 31,
(in thousands, except per share data)	2023	2022

Revenues, net	$19,647	$21,831
Cost of revenues	2,773	2,905
Gross profit	16,874	18,926
Gross profit margin	85.9%	86.7%
Expenses:
Selling and operating	16,123	16,785
Corporate, general and administration	1,773	1,785
Acquisition costs	—	49
Total operating expenses	17,896	18,619
Income (loss) from operations	(1,022)	307
Interest and other expense, net	(121)	(60)
Income (loss) before income taxes	(1,143)	247
Provision for (benefit from) income taxes	—	—
Income (loss) from continuing operations	(1,143)	247
Loss from discontinued operations	—	(161)
Net income (loss)	$(1,143)	$86

Earnings (loss) per share:
Basic
Continuing operations	$(0.05)	$0.01
Discontinued operations	—	(0.01)
Basic earnings (loss) per share	$(0.05)	$—
Diluted
Continuing operations	$(0.05)	$0.01
Discontinued operations	—	(0.01)
Diluted earnings (loss) per share	$(0.05)	$—
Weighted-average shares outstanding:
Basic	20,826	20,465
Diluted	20,826	20,816

EBITDA*	$3,135	$4,053

* See reconciliation below.

GAIA, INC.

Summary of Cash Flows

	For the Three Months Ended March 31,
(in thousands)	2023	2022

Net cash provided by (used in):
Operating activities - continuing operations	$3,138	$4,164
Operating activities - discontinued operations	—	(161)
Investing activities	(3,870)	(5,828)
Financing activities	18	(46)
Net change in cash	$(714)	$(1,871)

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	For the Three Months Ended March 31,
(in thousands)	2023	2022

Net income (loss)	$(1,143)	$86
Interest expense, net	121	60
Depreciation and amortization expense	4,157	3,907
EBITDA	3,135	4,053
Acquisition costs	—	49
Share-based compensation expense	82	540
Discontinued operations	—	161
Adjusted EBITDA	$3,217	$4,803